Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related prospectus of our report dated April 13, 2022, with respect to the consolidated financial statements of Aridis Pharmaceuticals, Inc. (“Company”) as of and for the years ended December 31, 2021 and 2020 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), included in the Company’s annual report on Form 10-K for the year ended December 31, 2021.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 5, 2022